Exhibit 10.2

RESTRICTED SHARE AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) is made effective as of the 25th day of May, 2011 between OneBeacon Insurance Group, Ltd. (the “Company”) and T. Michael Miller (the “Participant”).

R E C I T A L S:

WHEREAS, the Board of Directors of the Company has adopted the OneBeacon Long-Term Incentive Plan (2007), as amended (the “Plan”), which Plan is incorporated herein by reference and made part of this Agreement.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”) has determined that it would be in the best interests of the Company and its shareholders to grant the restricted share award provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.             Grant of the Restricted Shares.  Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, including but not limited to Section 4, the Company hereby grants to the Participant a Restricted Share Award (this “Award”) consisting of 630,000 Shares (hereinafter called the “Restricted Shares”).  The Restricted Shares shall be subject to the Company’s option to repurchase such shares in accordance with the provisions of Section 2 hereof.

2.             Restrictions and Repurchase Option.

(a)            During the period beginning on the date of this Award and continuing until each vesting date (the “Restricted Period”), unvested Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution.  The vesting schedule for the Restricted Shares is as follows:

Vesting Date	No. of Shares Vesting
February 22, 2014	157,500
February 22, 2015	157,500
February 22, 2016	157,500
February 22, 2017	157,500

(b)           Except as otherwise set forth herein or in the Plan, the Participant shall forfeit, and the Company shall have the option to repurchase unvested Restricted Shares, in accordance with Section 5(b) of the Plan, during the Restricted Period at a price equal to $.001 per Restricted Share, in the event that the Participant’s continuous employment with the Company or any of its subsidiaries is terminated.

3.          Vesting in the Event of Termination of Employment Due To Death, Disability or Involuntary Termination Other Than For Cause, Including Constructive Termination.

(a)              In the event that the Participant dies or become disabled (as defined in Section 8 of the LTIP) during the Restricted Period, a portion of the Restricted Shares shall become vested.  The number of shares that shall become vested (which number shall include any Restricted Shares that have previously vested in accordance with the terms of this Agreement) shall equal: (A) 630,000 multiplied by (B) a percentage, the numerator of which is equal to the number of months from February 22, 2011 through the date of death or disability and the denominator of which is equal to seventy-two (72).  The remaining unvested Restricted Shares shall be forfeited, and subject to repurchase in accordance with Section 2(b) of this Agreement.

(b)              Except as set forth in Section 3(c) below, in the event that the Participant is involuntarily terminated other than for Cause (as such term is defined in Section 11 of the LTIP) during the Restricted Period, a portion of the Restricted Shares shall become vested.   The number of shares that shall become vested (which number shall include any Restricted Shared that have previously vested in accordance with the terms of this Agreement) shall equal: (A) 630,000 multiplied by (B) a percentage, the numerator of which is equal to the number of months from February 22, 2011 through the date of termination and the denominator of which is equal to seventy-two (72); provided, however, that in no event shall the number of vested Restricted Shares (including any Restricted Shares that have previously vested in accordance with the terms of this Agreement) shall be less than 315,000.  The remaining unvested Restricted Shares shall be forfeited, and subject to repurchase in accordance with Section 2(b) of this Agreement.

(c)              In the event that the Participant is involuntarily terminated other than for Cause during the Restricted Period within 24 months of a Change in Control (as defined in the Plan), 100% of the Restricted Shares shall vest as of the date on which the termination occurs.

(d)              For purposes of this Award, “Constructive Termination” shall mean a termination of employment with the Company or a subsidiary within 24 months of a Change in Control at the initiative of the Participant that the Participant declares by prior written notice delivered to the Secretary of the Company to be a Constructive Termination by the Company or a subsidiary and which follows (a) a material decrease in his total compensation opportunity or (b) a material diminution in the authority, duties or responsibilities of his position with the result that the Participant makes a determination in good faith that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately before such diminution or (c) a change in the primary geographic location in which the job is expected to be performed that is greater than 50 miles from the previous location, and the Participant chooses not to relocate, then Constructive Termination will be deemed to have occurred after the Participant provides 18 months of service by commuting to the new location from the geographic location of his principal place of residence at the time of the Change in Control, or (d) a change in the primary geographic location in which the job is expected to be performed that is greater than 50 miles from the previous location, the Participant chooses not to relocate, and the acquiring company does not allow the Participant to provide services by commuting to the new location from the geographic location of his principal place of residence at the time of the Change in Control, then Constructive Termination will be deemed to have occurred immediately upon the effective date of the change in geographic location. Notwithstanding anything in the Plan to the contrary, Constructive Termination shall not occur within the meaning of Section 12 of the Plan until and unless 30 days have elapsed from the date the Company receives such written notice from the Participant without the Company curing or causing to be cured the circumstance or circumstances described in Section 12 of the Plan on the basis of which the declaration of Constructive Termination is given.

4.             Separation Pay.  In consideration of this Award, the Participant hereby agrees to forfeit any and all right to receive or be paid any separation, severance or termination compensation from the Company or any of its affiliates in the event that the Participant’s employment with the Company ceases at any time during the Restricted Period (other than, within 24 months of a Change in Control, an involuntary termination or Constructive Termination).

5.             Book Entry.  The Restricted Shares shall be registered in the Participant’s name in book entry form on the share transfer books of the Company promptly after the date hereof.

6.             Rights as a Shareholder.  The Participant shall be the record owner of the Restricted Shares until or unless such Shares are sold to the Company pursuant to Section 2 hereof and as record owner shall be entitled to all rights of a common shareholder of the Company, including the right to vote the shares and receive dividends thereon.  As soon as practicable following the end of the Restricted Period, the Company shall, on or about such date(s), deliver to the Holder evidence of ownership in book entry form of the number of Shares set forth opposite such date.

7.             Legend.  The Restricted Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any share exchange upon which such Shares are listed, and any applicable Federal, state or foreign laws, and the Committee may cause an appropriate reference to such restrictions to be made in the Company’s share transfer books or on any certificate that may be issued to evidence the Shares.

8.             No Right to Continued Employment.  Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its subsidiaries.  Further, the Company or any of its subsidiaries may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

9.             Withholding.  The Participant agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state, local or foreign income tax withholding requirements or like requirements, including the payment to the Company, at the termination of the Restricted Period (or such earlier or later date as may be applicable under Section 83 of the Code), or at any other settlement date in respect of the Restricted Shares, of all such taxes and other amounts and the Company shall be authorized to take such action as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding Shares otherwise deliverable to Participant hereunder and/or, subject to applicable law, withholding amounts from any compensation or other amount owing from the Company to the Participant), to satisfy all obligations for the payment of such taxes and other amounts.

10.           Securities Laws.  At the termination of the Restricted Period, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws and with this Agreement.

11.           Notices.  Any notice necessary under this Agreement shall be addressed to the Company in care of the Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as such party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

12.           Restricted Share Award Subject to Plan and Confidentiality and Non-Solicitation Agreement.  By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan, understands the terms of the Plan and this Agreement and that this Award is subject to all of the terms and provisions set forth in the Plan and in this Agreement and accepts this Award subject to all such terms and conditions which are incorporated herein by reference.  Participant also acknowledges and agrees that this Award is subject to the terms and conditions of the Confidentiality and Non-Solicitation Agreement entered into between Participant and the Company dated as of May 2008, including but not limited to the prohibition on soliciting or hiring employees and soliciting customers and potential customers for twelve (12) months post-termination.  Except with respect to Sections 3 and 4 of this Agreement, in the event of a conflict between any term or provision contained in this Agreement and a terms or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

13.           Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

OneBeacon Insurance Group, Ltd.

By:	/s/ T. Michael Miller	By:
T. Michael Miller			Bradford W. Rich, Senior Vice President and General Counsel

5/27/11
Date

Award Details:

Restricted Share Award
630,000 Shares Granted